Exhibit 4.1

DIGITILITI, INC.
CERTIFICATE OF DESIGNATION
OF THE
RELATIVE RIGHTS, RESTRICTIONS AND PREFERENCES
OF
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned, as the CEO and President of Digitiliti, Inc., a Delaware corporation (the “Company”), hereby certifies that on the 29th day of June, 2010, the following resolutions were adopted by the Board of Directors of the Company for the purpose of establishing and designating a class of the Company’s stock as Series “A” Convertible Preferred Stock.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the laws of the State of Delaware and the Company’s Certificate of Incorporation, as amended, the Board of Directors hereby establishes that an additional One Million Two Hundred Thousand (1,200,000) shares of the Company’s authorized but unissued undesignated shares, no par value, shall be designated as Series A Convertible Preferred Stock, whereby the aggregate number of authorized shares of Series A Convertible Preferred Stock shall be 1,200,000.

RESOLVED FURTHER, that the remaining balance of the Company’s authorized but unissued undesignated shares shall continue to be undesignated as to class or series.

RESOLVED FURTHER, that the Series A Convertible Preferred Stock shall have the relative rights, restrictions and preferences set forth in Appendix A attached hereto.

RESOLVED FURTHER, that Six Million (6,000,000) shares of the Company’s authorized and unissued Common Stock are hereby reserved and set aside for issuance upon the conversion of the Series A Preferred Stock into Common Stock, such number of shares of Common Stock to be subject to adjustment as provided in the Certificate of Designation of the Relative Rights, Restrictions and Preferences of Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company on this, the 30th day of June 2010.

Signed: s/Roy A. Bauer
By: Roy A. Bauer
Its: CEO and President

Appendix A

DIGITILITI
Series “A” Convertible Preferred Stock

The total number of shares of capital stock which Digitiliti, Inc. (the “Company”) is authorized to issue is One Hundred Ten Million (110,000,000) shares, .001 par value per share, consisting of One Hundred Million (100,000,000) shares of common stock (the “Common Stock”) and Ten Million (10,000,000) shares of undesignated preferred stock. The Board of Directors is authorized to establish from the undesignated preferred stock one or more classes or series of preferred shares; to designate each class or series; and to fix the relative powers, qualifications, restrictions, rights and preferences of each such class or series, including the right to create voting, dividend and liquidation rights and preferences greater than those of the Common Stock. The Board has established a class of One Million Two Hundred Thousand (1,200,000) shares designated as Series A Convertible Preferred Stock (“Series A Preferred”) at an issue price of One Dollar ($1.00) per share (“Issue Price”). The balance of the Company’s authorized but unissued undesignated preferred stock shall remain as undesignated preferred stock. The rights, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1. Voting Rights. Except as may be otherwise provided in this Certificate of Designation or by law, the Series A Preferred shall vote together with all other classes and series of voting stock of the Company as a single class on all actions to be taken by the stockholders of the Company (including election of directors). Each share of Series A Preferred shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock into which each share of Series A Preferred is then convertible.

2. Dividends. The holders of the Series A Preferred shall be entitled to receive, out of funds legally available therefore, when and if declared by the Board of Directors, annual cumulative dividends at the rate of six percent (6%) on the Issue Price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Dividends shall continue to accrue annually, whether or not declared by the Board of Director, and shall be cumulative.

3. Liquidation Rights.

(a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company their “Liquidation Preference”. Liquidation Preference means, with respect to a share of Series A Preferred, an amount equal to the Issue Price of One Dollar ($ 1.00) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all accrued but unpaid dividends thereon (whether or not such dividends are declared). If, upon any such liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the Liquidation Preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full Liquidation Preference of the Series A Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c) The following events shall be considered a liquidation under this Section 3: any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the Company’s voting power immediately after such consolidation or any merger or reorganization, or any transaction or series of related transactions, to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding in either case any consolidation or merger effected principally to change the domicile of the Company or change of entity form (an “Acquisition”).

4. Conversion Rights.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall initially be five (5) shares of Common Stock for every share of Series A Preferred being converted, as adjusted (“Conversion Basis”).

(b) Mandatory Conversion. Subject to and in compliance with the provisions of this Section 4, shares of Series A Preferred will be automatically converted into fully-paid and nonassessable shares of Common Stock based on the Conversion Basis upon the occurrence of one of the following events:

(1) If the Common Stock trades at $ .60 per share for more than 10 consecutive days;

(2) If the Company conducts a capital raise of common stock at a price of at least $ .50 per share and raises at least $5 Million Dollars ($5,000,000) gross; or

(3) If at least two-thirds (2/3) of the authorized shares of Series A Preferred Stock have been converted to shares of Common Stock

(c) Mechanics of Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Company or its transfer agent shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. The Company or its transfer agent shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(d) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series A Preferred is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Basis in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Basis in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Basis that is then in effect shall be proportionately increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Basis then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Basis shall be adjusted pursuant to this Section 4(e) to reflect the actual payment of such dividend or distribution.

(f) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Basis then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Conversion Basis for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Basis at the time in effect, (iii) the number of additional shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

(i) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of at least sixty-seven (67%) of the then outstanding shares of Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(m) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

5. Optional Redemption by Company.

(a) The Company shall have the right, at any time, to redeem all or any of the Series A Preferred at the “Redemption Price.” Redemption Price means, with respect to a share of Series A Preferred, an amount equal to the Issue Price of One Dollar ($ 1.00) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all accrued but unpaid dividends thereon (whether or not such dividends are declared).

(b) In order to exercise its right to affect an Optional Redemption, the Company must deliver a written notice to each Holder whose shares of Series A Preferred are to be redeemed. Such redemption notice shall specify the date on which such Optional Redemption will be consummated (the “Redemption Date”) (which date shall not be less than 10 business days after the date on which the redemption notice is delivered), the number of shares of Series A Preferred to be redeemed from each holder, and the calculation of the Redemption Price. The Company shall pay the Redemption Price to the holders whose shares of Series A Preferred are being redeemed on the Redemption Date in cash.

(c) Pro Rata Redemptions. If the Company will not be redeeming all of the outstanding shares of Series A Preferred, the Company shall effectuate the Optional Redemption with respect to the holders on a pro rata basis in proportion to the number of shares of Series A Preferred held by each of the holders relative to the aggregate number of shares of Series A Preferred being redeemed by the Company under such Optional Redemption.

(d) Rights of Holders. Notwithstanding the delivery by the Company of a redemption notice, nothing contained herein shall be deemed to limit in any way the right of a holder to convert its shares of Series A Preferred prior to the Redemption Date.